EXHIBIT 10.23

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of the 23rd day of October, 2003, by and between GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (“Employer”), and MICHAEL H. HACKNER, an individual (“Employee”).

WHEREAS, Employee is employed by Employer, and Employee has voluntarily agreed to retire from his employment with Employer effective December 12, 2003 (the “Retirement Date”); and

WHEREAS, Employer and Employee wish to achieve a final and amicable resolution of all issues related to their employment relationship;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth below, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employee’s Retirement. Employee and Employer confirm and agree that Employee will retire from employment with Employer as of the Retirement Date and that the employment relationship which existed between Employee and Employer and/or any of Employer’s affiliated companies will cease as of the Retirement Date. However, nothing contained herein shall prevent or interfere with the ability of the parties to enter into agreements for Employee to provide consulting services and advice to Employer or Employer’s affiliates on an independent contractor basis (a “Subsequent Agreement”), including without limitation the Consulting Services Agreement being executed by Employer and Employee concurrently herewith. Except as set forth in the 2003 Management Incentive Compensation Plan, the 2000 Option Plan of GEEG Holdings, L.L.C., as amended, and the 2001 Stock Option Plan of Employer or as provided in any Subsequent Agreement, all of Employer’s obligations to Employee on or after the Retirement Date are set forth herein. Accordingly, except as otherwise provided herein or in a Subsequent Agreement, Employer shall have no further obligations whatsoever to Employee after the Retirement Date. Employer shall cause its personnel records to reflect that Employee retired from employment with Employer effective on the Retirement Date. The Employment Agreement dated as of May 1, 2002, between Employer and Employee (the “Employment Agreement”) shall terminate effective upon the Retirement Date.

2. Lump Sum Payment. Within 19 days after the Retirement Date and so long as Employee executes and delivers to Employer the Release attached as Exhibit A hereto (the “Release”) on the Retirement Date and does not rescind or revoke any portion of the Release pursuant to the provisions thereof, Employer shall pay to Employee a lump sum amount of $788,617, less applicable withholding taxes, in consideration of the release specified in this Agreement and the Release and the acknowledgements, waivers, representations and undertakings specified in this Agreement and in the Release. Such amount is equal to the sum of (a) $663,617, which is the portion of such amount that is based on Employee’s compensation from Employer prior to the Retirement Date, plus (b) $125,000, which is the portion of such amount that is based on benefits offered to Employee by Employer prior to the Retirement Date. Employee acknowledges that such lump sum amount is consideration to which he is not otherwise entitled under any plan or program of Employer or prior agreement with Employer including without limitation the Employment Agreement.

3. 2003 Salary and MIC Plan. Employer will continue to pay to Employee his current base salary through the Retirement Date, less applicable withholding taxes. Employer will also pay to Employee the bonus to which Employee would have been entitled for fiscal year 2003 under Employer’s current Management Incentive Compensation Plan (the “MIC Plan”) had he remained employed for the entire year as if he remained an employee of Employer until the end of such year, less applicable withholding taxes, at the time the amount thereof is determined and is payable under the terms of the MIC Plan. Employee’s bonus under the 2003 MIC Plan shall be calculated using a Base Salary, as that term is defined in the MIC Plan, equal to the salary Employee would have received had he worked through December 31, 2003 ($193,130.00).

4. Stock Options. Employee has been granted certain non-qualified stock options pursuant to the 2000 Option Plan of GEEG Holdings, L.L.C. (a predecessor to Employer), as amended (the “2000 Plan”), and the 2001 Stock Option Plan of Employer (the “2001 Plan”). Except as hereinafter provided, nothing in this Agreement shall affect any rights or obligations of Employee or Employer under the Non-Qualified Stock Option Agreements entered into by Employee pursuant to the 2000 Plan or the 2001 Plan. In the event that, on or before the Retirement Date, Employee executes and delivers to Employer an Extension Agreement substantially in the form of Exhibit B hereto, Employer will, effective as of the Retirement Date: (a) extend the expiration date of the exercise period for all stock options granted to Employee under the 2000 Plan and the 2001 Plan to the first anniversary of the Retirement Date, (b) accelerate the vesting of all unvested options under the 2001 Plan, and (c) agree that the Non-Qualified Stock Option Agreement(s) entered into by Employee with respect to all outstanding stock options granted to Employee under the 2000 Plan and the 2001 Plan shall be deemed to have been amended accordingly. The parties acknowledge that all of Employee’s outstanding stock options under the 2000 Plan are vested and that, therefore, the vesting thereof does not require acceleration. It is understood that Employer will not grant any additional stock options to Employee prior to the Retirement Date.

5. Officer Matters. Employee shall resign from all employee, officer, director and committee member positions which Employee holds with Employer or any affiliate of Employer effective as of the Retirement Date. Nothing in this Agreement shall affect any of Employee’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Employee is entitled or subject in his capacity as a former officer of Employer or a former officer or director of any affiliate of Employer. Employee shall be entitled to the rights to indemnification and director and officer liability insurance coverage that Employer provides to other former officers of Employer and to former officers and directors of any affiliate of Employer. In addition, to the extent permitted by law, Employee, as a former officer of Employer, shall be entitled to the same indemnification rights that are provided to Employee pursuant to Employer’s Certificate of Incorporation and Bylaws as of the date hereof.

6. Accrued Vacation Pay. On the Retirement Date, Employer shall compensate Employee for all of Employee’s accrued, but unused, vacation time through the Retirement Date in accordance with the policies of Employer.

7. Other Benefits. Except as specifically set forth in this Agreement, all employment benefits previously made available to Employee by Employer or any of its affiliates shall terminate on the Retirement Date. None of this Agreement, the release contained herein or the Release delivered pursuant to Section 2 of this Agreement shall waive Employee’s right to any accrued benefit (a) under an Employer plan in which he is a qualified participant or (b) to which he is entitled by law, including but not limited to rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

8. Outplacement Services; Tax Preparation. Employer will provide outplacement services through the normal provider of Deltak, LLC, Employers Association, Inc. (“EA”), for a period of one year to begin within nine months of the Retirement Date at a fee not to exceed $3,500. Employer will pay Employee’s reasonable costs incurred as part of the preparation of his personal income tax returns for 2003; provided, however, in no event shall Employer pay in excess of $2,000 of such costs.

9. Attorney’s Fees. Employer will pay the reasonable legal costs incurred by Employee in connection with the negotiation and preparation of this Agreement (approximately $15,000); provided, however, in no event shall Employer pay in excess of $15,000 of such costs.

10. Release. Except for the obligations of Employer specifically set forth in this Agreement or referenced in this Agreement as continuing obligations, Employee fully and forever relieves, releases, and discharges Employer and all of its representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, operating units, affiliates, divisions, employees and attorneys (collectively, the “Released Parties”) from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Employee’s employment with and termination from Employer, including but not limited to any and all claims pursuant to:

•	Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;

•	the Civil Rights Act of 1966, 42 U.S.C. Section 1981, 1983 and 1985, which prohibits violations of civil rights;

•	the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. Section 621, et seq., which prohibits age discrimination in employment;

•	the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq., which protects certain employee benefits;

•	the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Section 12101, et seq., which prohibits discrimination against the disabled;

•	the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601, et seq., which provides medical and family leave;

•	the Fair Labor Standards Act, 42 U.S.C. Section 201, et seq., including the Wage and Hour Laws relating to payment of wages;

•	the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., which prohibits discrimination in employment; and

•	all other federal, state or local laws or regulations prohibiting employment discrimination.

This release also includes, but is not limited to, a release by Employee of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Employer has dealt with Employee unfairly or in bad faith, and all other common law contract and tort claims. Employee acknowledges, agrees and understands that this Section 10 is a full and final release covering all known and unknown, disclosed and undisclosed, anticipated and unanticipated, foreseeable or unforeseeable losses, wrongs, injuries, debts, claims or damages to Employee that may have arisen or may arise from any act or omission prior to and including the date Employee executes this Agreement. Employee is not, pursuant to this Section 10, waiving any rights or claims that may arise after the date that he executes this Agreement.

11. Review and Recission/Revocation Period. Employee acknowledges that he has been extended a period of forty-five (45) days within which to consider this Agreement. If Employee elects to take less than forty-five (45) days to consider this Agreement, he does so knowingly, willingly and on advice of counsel, with full understanding that he is waiving a statutory right to take the full forty-five (45) days. Employee further acknowledges that he has been provided statistical and other information attached hereto as Exhibit C relating to the payment of severance pay, as required by statute. Employee has been informed of Employee’s right to rescind this Agreement as far as it extends to potential claims under Minn. Stat. Ch. 363 (prohibiting discrimination in employment) by written notice to Employer within fifteen (15) calendar days following his execution of this Agreement. To be effective such written notice must be delivered either by hand or by facsimile to Global Power Equipment Group Inc., Attn: General Counsel, 6120 South Yale, Suite 1480, Tulsa, Oklahoma 74136 (facsimile number: (918) 274-2367) within the 15-day period. If a notice of rescission is delivered by facsimile, it must be: (a) sent within the 15-day period with electronic confirmation of delivery; (b) also sent via first class mail that is postmarked within the 15-day period; and (c) properly addressed to Global Power Equipment Group Inc., as set forth above. Employee further has been informed of his right to revoke this Agreement as far as it extends to potential claims under the Age

Discrimination in Employment Act, 29 U.S.C.§ 621 et seq., by written notice informing Employer of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement. To be effective such written notice must be delivered either by hand or by facsimile to Global Power Equipment Group Inc., Attn: General Counsel, 6120 South Yale, Suite 1480, Tulsa, Oklahoma 74136 (facsimile number: (918) 274-2367) within the 7-day period. If a notice of revocation is delivered by facsimile, it must be: (a) sent within the 7-day period with electronic confirmation of delivery; (b) also sent via first class mail that is postmarked within the 7-day period; and (c) properly addressed to Global Power Equipment Group Inc., as set forth above. It is understood that, in the event a notice of rescission or revocation by Employee is timely delivered, pursuant to the terms of this Section 11, Employer may, at its discretion, either enforce the remaining provisions of this Agreement, or void the entire Agreement and require any payments made as of that date to Employee pursuant to this Agreement be immediately repaid by Employee to Employer.

12. Covenant Not to Sue. To the extent permitted by law, Employee agrees and covenants that Employee will not file, charge, claim, sue or cause or permit to be filed and will execute any documents necessary to dismiss with prejudice any civil action, suit or legal proceeding seeking personal, equitable or monetary relief in connection with any matter occurring at any time in the past against any of the Released Parties, up to and including the date Employee executes this Agreement, or involving any continuing effects of any acts or practices which may have arisen or occurred on or prior to the date Employee executes this Agreement. Employee further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Employee will not seek or accept any personal, equitable or monetary relief in such civil action, suit or legal proceeding, and will execute any documents necessary to dismiss same with prejudice.

13. Disclosure; No Disparagement. Employee and Employer will use good faith efforts to agree on the language of the press release to be used in announcing Employee’s retirement; provided, however, that it is understood that Employer shall be permitted to make such truthful disclosure as may be required under federal securities laws. Employer agrees that Employer will not criticize, denigrate or disparage Employee, either orally or in writing; provided, however, that it is understood that Employer shall be permitted to make such truthful disclosure as may be required under federal securities laws. Employee agrees that Employee will not criticize, denigrate or disparage the Released Parties or their products and services, either orally or in writing provided, however, that it is understood that Employee shall be permitted to make such truthful disclosure as may be required by law.

14. Cooperation in Litigation. To the extent reasonable and upon reasonable notice, following the Retirement Date, Employee will cooperate with Employer and its affiliates in connection with the prosecution or defense of any claim asserted by or against any of them (excluding a claim in connection with the enforcement of this Agreement) with respect to which Employee may have any knowledge as a result of his employment with Employer.

15. Independent Legal Advice. Employee acknowledges that he has had the opportunity to be represented by independent legal counsel of his choice with respect to the advisability of signing this Agreement and providing the releases, waivers, acknowledgements, representations and undertakings specified herein, and with respect to his rights and obligations under the terms of this Agreement.

16. Knowledge of Contents. Each party acknowledges that such party has carefully read this Agreement and that the contents hereof are known and understood by such party. This Agreement is signed freely by each party hereto. Employee acknowledges that he has been provided statistical and other information attached hereto as Exhibit C relating to the payment of severance pay. This information has been considered by Employee and Employee’s advisors and attorneys in reaching the decision to sign this Agreement.

17. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Employer or Employee of any liability whatsoever, or as an admission by Employer of any violation of the rights of Employee or any other person, or any violation of any order, law, statute, duty or contract.

18. Severability. In the event that any provision of this Agreement or the Release should be held to be void, voidable, or unenforceable, the remaining portions hereof and thereof shall remain in full force and effect.

19. Governing Law. Except to the extent preempted by federal law, this Agreement and the Release shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

20. Prior Agreements Superseded; Entirety and Integration. Except as otherwise specifically provided herein, this Agreement supersedes and replaces all other prior agreements, written or oral, relating to Employee’s employment with Employer and/or any of Employer’s affiliated companies, including without limitation the Employment Agreement; provided, that, notwithstanding the foregoing, the Employment Agreement shall remain in effect until the Retirement Date and the provisions of Sections 3, 4(a), 4(b)(i) – 4(b)(iii), 7(g), and 7(i), of the Employment Agreement shall remain in full force and effect after the Retirement Date in accordance with their terms. Upon the execution hereof by all of the parties hereto, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and, except as otherwise specifically noted herein, supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

20. Binding Effect; Amendments. This Agreement and the Release will be binding upon, and inure to the benefit of, Employer and Employee and their respective successors and assigns. This Agreement may not be modified or amended except by an instrument in writing signed by both Employee and a duly authorized representative of Employer.

21. Effectiveness. This Agreement shall be void and of no force or effect if Employee does not execute and deliver this Agreement and the Consulting Services Agreement referred to in Section 1 above to Employer on or before the Retirement Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

“Employer”

Global Power Equipment Group Inc.

By:	/s/ Larry Edwards
Larry Edwards
Chief Executive Officer
Date of Signature: October 23, 2003

“Employee”

/s/ Michael H. Hackner
Michael H. Hackner
Date of Signature: October 23, 2003

Exhibit A	Release
Exhibit B	Extension Agreement
Exhibit C	Statistical Information